Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Zoran Corporation, a Delaware corporation (the “Company”);

WHEREAS, Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Cowen Overseas Investment LP, a Cayman Islands limited partnership (“COIL”), Ramius Advisors, LLC, a Delaware limited liability company, Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company, Ramius LLC, a Delaware limited liability company (“Ramius”), Cowen Group, Inc., a Delaware corporation, RCG Holdings LLC, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon (collectively, the “Ramius Group”), Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino wish to form a group in connection with (i) a written consent solicitation to solicit proxies or written consents to remove six directors from the Company’s Board of Directors (the “Board”) without cause and any person elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships prior to the effectiveness of such proposal and to elect Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino (the “Nominees”) to the Board (the “Consent Solicitation”) and (ii) a proxy solicitation that the Ramius Group is considering undertaking to nominate and elect the Nominees at the Company’s 2011 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Proxy Solicitation”) and (iii) for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 6th day of December 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Ramius or its representatives shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) the Consent Solicitation, (ii) the Proxy Solicitation and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           Value and Opportunity Master Fund and COIL shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses on a pro rata basis between Value and Opportunity Master Fund and COIL based on the number of Shares in the aggregate beneficially owned by each of Value and Opportunity Master Fund and COIL on the date hereof.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Ramius, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

10.         Each party acknowledges that Olshan shall act as counsel for both the Group and Ramius and its affiliates relating to their investment in the Company.

11.         Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

Signature Page to Zoran Corporation Joint Filing and Solicitation Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By:  Ramius Value and Opportunity Advisors LLC,
its investment manager

COWEN OVERSEAS INVESTMENT LP
By:  Ramius Advisors, LLC,
its general partner

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By:  Ramius LLC,
its sole member

RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: Cowen Group, Inc., its sole member COWEN GROUP, INC. RCG HOLDINGS LLC By: C4S & Co., L.L.C., its managing member C4S & CO., L.L.C.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	Authorized Signatory

/s/ Owen S. Littman
OWEN S. LITTMAN
As attorney-in-fact for Jeffrey M. Solomon, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary and Edward Terino

/s/ Jeffrey C. Smith
JEFFREY C. SMITH